Exhibit 99.1

2500 CityWest Boulevard Suite 2200 Houston, TX 77042 (713) 361-2600 (713) 361-2693 fax

FOR IMMEDIATE RELEASE July 12, 2012	Contact: Brent Smith Executive Vice President, Chief Financial Officer and Treasurer (713) 361-2634

Cal Dive Announces Expected EBITDA for Second Quarter 2012 and Reduction of Term Loan Balance

HOUSTON, TX – (July 12, 2012) Cal Dive International, Inc. (NYSE: DVR) (“Cal Dive”) announced today that it expects second quarter 2012 EBITDA to be below the current consensus street estimate of $12.9 million.  Based on currently available information, the Company estimates that its EBITDA for the quarter will be approximately $10.5 million, although the final EBITDA reported for the quarter could vary from this estimate by up to $1 million, positive or negative, once the financial results for the quarter are finalized.  Second quarter EBITDA was significantly impacted by the effects of Tropical Storm Debby in the Gulf of Mexico, which idled equipment of the Company during the latter part of June.

In addition, during the second quarter 2012, Cal Dive received net proceeds of approximately $16.3 million from the sale of the Eclipse ($9.9 million) and its Singapore facility ($6.4 million). The net proceeds of these two sales, together with a scheduled principal amortization payment of $1.9 million, were applied to reduce the outstanding balance of the term loan portion of its senior secured credit facility. At June 30, 2012, the outstanding principal balance of the term loan was $131.8 million.

Second Quarter 2012 Earnings Conference Call Details

Cal Dive will conduct a conference call to discuss its second quarter 2012 results on August 2, 2012 at 9:00 a.m. Central Daylight Time.  A press release summarizing these results is planned for distribution on August 1, 2012, after the market closes.

The press release and conference call presentation will be available immediately after publishing from the Investor Relations page on the Cal Dive website at www.caldive.com. A replay of the call will also be available from the same page of the website.

The teleconference dial-in numbers are: (800) 329-9097 (domestic), (617) 614-4929 (international), passcode 47971631.

The webcast is also being distributed to both institutional and individual investors through the Thomson/CCBN StreetEvents Network. Individual investors can access the call via Thomson's password-protected event management site, StreetEvents at http://www.streetevents.com.

EBITDA is one primary measure that the Company uses to evaluate its financial performance.  The Company defines EBITDA as earnings before net interest expense, taxes, depreciation and amortization.  The Company uses EBITDA to measure operational strengths and the performance of its business and not to measure liquidity.  EBITDA does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues, and should be considered in addition to, and not as a substitute for, net income and other measures of financial performance reported in accordance with generally accepted accounting principles (GAAP).  Furthermore, EBITDA presentations may vary among companies; thus, the Company's EBITDA may not be comparable to similarly titled measures of other companies.

The Company believes EBITDA is useful as a measurement tool because it helps investors evaluate and compare operating performance from period to period by removing the impact of capital structure (primarily interest charges from outstanding debt) and asset base (primarily depreciation and amortization of vessels) from operating results.  The Company's management uses EBITDA in communications with lenders, rating agencies and others, concerning financial performance.

The following table presents a reconciliation of the Company’s estimated EBITDA for the second quarter 2012 to the estimated second quarter income (loss) attributable to Cal Dive, which is the most directly comparable GAAP financial measure of the Company's operating results (in millions):

Three Months Ended June 30, 2012
(estimated and unaudited)
EBITDA	$10.5
Less: Depreciation & Amortization	15.9
Less: Income Tax Expense (Benefit)	(4.9)
Less: Net Interest Expense	3.3
Less: Non-Cash Stock Compensation Expense	2.0
Loss Attributable to Cal Dive	$(5.8)

Cal Dive International, Inc., headquartered in Houston, Texas, is a marine contractor that provides an integrated offshore construction solution to its customers, including manned diving, pipelay and pipe burial, platform installation and platform salvage services to the offshore oil and natural gas industry on the Gulf of Mexico OCS, Northeastern U.S., Latin America, Southeast Asia, China, Australia, the Middle East and the Mediterranean, with a diversified fleet of surface and saturation diving support vessels and construction barges.